Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2004  (this “Agreement”), is by and among (a) ERI/RES II LLC, a Massachusetts limited liability company (the “RESI II Fund”), (b) ERI/RES II MERGER SUB LIMITED PARTNERSHIP, a Maryland limited partnership (“Merger Sub”), (c) WINTHROP RESIDENTIAL ASSOCIATES II, A LIMITED PARTNERSHIP, organized under the laws of the State of Maryland (the “Partnership”), (d) ONE WINTHROP PROPERTIES, INC., a Massachusetts corporation (as to itself and as the sole managing general partner of the Partnership prior to the Effective Time, “One Winthrop”) and LINNAEUS-HAWTHORNE ASSOCIATES LIMITED PARTNERSHIP, organized under the laws of Massachusetts (as to itself and as the sole non-managing general partner of the Partnership prior to the Effective Time, “Linnaeus-Hawthorne”), and (e) ERI/RES II GP LLC, a Massachusetts limited liability company (as the sole general partner of the Partnership at and after the Effective Time the “ERG Affiliate”).  All references herein to the “General Partner” shall mean One Winthrop immediately prior to the consummation of the Merger, and the ERG Affiliate at and immediately after the consummation of the Merger, in each case in its capacity as the managing or sole general partner of the Partnership, respectively.

WHEREAS, the parties to this Agreement have agreed to consummate the business combination and other transactions provided for herein, which each of the parties hereto deems to be advisable and in the best interests of their respective partners or stockholders, as the case may be;

WHEREAS, §10-208 of the Maryland Revised Uniform Limited Partnership Act (the “Act”) permits Maryland limited partnerships to merge with other limited partnerships;

WHEREAS, Merger Sub and the Partnership now desire to merge, following which the Partnership shall be the surviving entity;

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01                           Surviving Entity.  In accordance with the provisions of this Agreement and the Act, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Partnership (the “Merger”), and the separate legal existence of Merger Sub shall cease.  The Partnership shall be the surviving entity in the Merger and shall continue its legal existence under the laws of the State of Maryland under the name it possesses immediately prior to the Effective Time (i.e., Winthrop Residential Associates II, A Limited Partnership).

1.02                           Effect of the Merger.

(a)                                  Upon the Effective Time, for all purposes of law, all of the rights, privileges and powers of Merger Sub and the Partnership shall have merged, and all their property, real, personal and mixed, and all the debts due on whatever account to any of them, as well as all other things and other causes of action belonging to any of them, shall be transferred to, vested in and devolve on the Partnership as the surviving entity of the Merger, without further act or deed, and all claims, demands, property and other interest shall be the property of the Partnership, and the title to all real estate vested in either of Merger Sub or the Partnership shall not revert or be in any way impaired by reason of the Merger, but shall be vested in the Partnership.

(b)                                 Upon the Effective Time, all rights of creditors and all liens upon any property of either of Merger Sub or the Partnership shall be preserved unimpaired, and all debts, liabilities and duties of each of Merger Sub and the Partnership that have merged shall thenceforth attach to the Partnership, and may be enforced against it as the surviving entity to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.03                           Additional Actions.  If, at any time after the Effective Time, the Partnership shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Partnership its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub acquired or to be acquired by the Partnership as a result of, or in connection with, the Merger or to otherwise carry out this Agreement, the ERG Affiliate shall and will be authorized to execute and deliver, in the name and on behalf of Merger Sub and the Partnership or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub and the Partnership or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Partnership or to otherwise carry out this Agreement.

1.04                           Effective Time; Conditions.  In the event of, and as soon as is practicable after, the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto will cause the Merger to be consummated by filing, with the State Department of Assessments and Taxation of Maryland (the “SDAT”), Articles of Merger in substantially the form attached hereto as Exhibit A (the time of acceptance for record of such filing by the SDAT or such later time (not to exceed thirty (30) days thereafter) as is specified in such Articles of Merger being the “Effective Time”) under the Act.  Contemporaneously with the filing referred to in this Section 1.04, a closing (the “Closing”) will be held at 10:00 a.m.  (Eastern Time) at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110 or at such other time and location as the parties may establish for the purpose of confirming all the foregoing.  The date of the Closing is referred to as the “Closing Date.”

1.05                           Effect on Outstanding Interests.

(a)                                  Partnership Interests in Merger Sub.  By virtue of the Merger, automatically and without any action on the part of the holder thereof, (i) the limited partnership interest(s) in Merger Sub outstanding immediately prior to the Effective Time shall be converted into a number of Limited Partnership Units equal to the total number of Limited Partnership Units outstanding at the Effective Time less the number of Limited Partnership Units held at the Effective Time by the RESI II Fund and its Affiliates, after taking into account the transactions described in the remainder of this Section 1.05 and (ii) general partnership interest(s) in Merger Sub outstanding immediately prior to the Effective Time shall be converted into the same number of General Partnership Units outstanding at the Effective Time less a number of General Partnership Units equal to an aggregate ownership percentage of 0.2% of the Partnership, and the ERG Affiliate shall be admitted as the sole General Partner of the Partnership at the Effective Time.

(b)                                 Partnership Interests in the Partnership.

(i)                                     Limited Partnership Units.  By virtue of the Merger, automatically and without any action on the part of the holder thereof, each LimitedPartnership Unit outstanding immediatelyprior to the Effective Time, other than (x) Dissenting Units (as defined in Section 1.07 below) and (y) Limited Partnership Units held by the RESI II Fund or any of its Affiliates, shall be cancelled and extinguished and be automatically converted into, and become the right to receive, and each Eligible Limited Partner shall be entitled to receive, subject to the requirements set forth in Section 1.08, from the RESI II Fund or Merger Sub, an amount per unit in cash equal to the Limited Partnership Unit Amount.

(ii)                                  General Partnership Units.  Simultaneously with the Merger, automatically and without any action on the part of the holder thereof, all of the General Partnership Units, whether managing or non-managing, shall be converted into Special Limited Partnership Units in the Partnership representing, initially, an aggregate of 0.2% of the Partnership.  It is the intent of the parties to, and the parties shall, treat the conversion of the General Partner Units to Special Limited Partner Units as a non-recognition transaction pursuant to Section 721(a) of the Code.  The parties shall execute any and all documents and take all such further actions as may be reasonably necessary to cause the transaction contemplated hereby to comply with such Section 721(a).

(iii)                               Termination of Rights.  After the Effective Time, holders of Limited Partnership Units will cease to be, and will have no rights as, limited partners of the Partnership, and such holders’ rights will consist only of, (A) in the case of Limited Partnership Units other than Dissenting Units, the right to receive the consideration provided for in this Section 1.05 in respect of such units, and (B) in the case of Dissenting Units, the rights afforded to the holders thereof under the applicable provisions of the Act.  Notwithstanding anything to the contrary in this Agreement, after the Effective Time, none of the Partnership, the RESI II Fund or the ERG Affiliate shall be liable to any holders of Limited Partnership Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(c)                                  Limited Partnership Units Owned by the RESI II Fund.  Each Limited Partnership Unit which is held of record immediately prior to the Effective Time by the RESI II Fund or any of its Affiliates shall remain outstanding as Limited Partnership Units in the Partnership, as it exists after the Effective Time, and no payment of Merger Consideration shall be made with respect thereto.

(d)                                 Dissenting Units.  The holders of Dissenting Units, if any, shall be entitled to payment for such units only to the extent permitted by and in accordance with the provisions of the Act; provided, however, that if, in accordance with the applicable provisions of the Act, any holder of Dissenting Units shall forfeit such right to payment of the fair value of such units, such holder shall be bound by the terms of the Merger and such units shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration described in Section 1.05(b)(i) hereof (and the holder of such units may be treated as an Eligible Limited Partner hereunder).

(e)                                  Tax Treatment.  For federal income tax purposes, the parties to this Agreement agree to treat the Merger Consideration paid to holders of Limited Partnership Units as consideration paid by Merger Sub and/or the RESI II Fund to purchase the Limited Partnership Units outstanding immediately prior to the Effective Time, other than Limited Partnership Units held by the RESI II Fund (or its Affiliates) or by persons who perfect their dissenters rights under Maryland law (and thereby hold Dissenting Units) and who do not effectively withdraw or lose their dissenters rights.

1.06                           Other Transactions.

(a)                                  Immediately at and after the consummation of the Merger, for purposes of clarification, the ERG Affiliate shall be the sole general partner of the Partnership, and each Limited Partner after the Effective Time, including the RESI II Fund, hereby consents thereto.

(b)                                 Promptly after the Closing, the RESI II Fund shall cause its Affiliates to amend and restate the Amended and Restated Agreement of Limited Partnership of the Partnership that is in effect immediately prior to the Effective Time (the “Partnership Agreement”) to reflect, among other things, the transactions contemplated hereby and to include provisions summarized on Exhibit B hereto relating to the rights and obligations of the Special Limited Partnership Units, which provisions cannot be waived, modified or amended without the consent of the holders of a majority of the Special Limited Partnership Units.

(c)                                  Provided that One Winthrop has complied with the obligations set forth in Section 5.01(d), then immediately prior to the Effective Time, One Winthrop shall cause the Partnership to satisfy, or otherwise set aside reserves to satisfy, all of its Liabilities and thereafter shall distribute to the holders of Limited Partnership Units all of its Excess Cash in accordance with Section 4.1 under the Partnership Agreement.

1.07                           Dissenting Units.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, holders of Limited Partnership Units which are entitled to dissenter’s rights in connection with the Merger under the Act (collectively, “Dissenting Units”) shall not be converted into or represent the right to receive the Merger Consideration.  Such holders shall be entitled to receive in cash payment of the fair value of such Dissenting Units held by them in accordance with and as provided by the provisions of the Act, except that all Dissenting Units held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to the payment of fair value for such units under the Act shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration described in Section 1.05(b)(i), without any interest thereon.

(b)                                 All parties hereto shall give the RESI II Fund and the ERG Affiliate (i) prompt notice of any demand for payment of fair value received by such party, the withdrawals of any such demand, and any other instrument served pursuant to the Act and received and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment of fair value under the Act.  No party to this Agreement shall, except with the prior written consent of the RESI II Fund, which shall not be unreasonably withheld, make any payment with respect to any demands for payment of fair value or offer to settle or settle any such demands; provided, however, that if the RESI II Fund withholds consent to a recommendation from the General Partner or the Partnership for payment or settlement of any such demand, then the RESI II Fund shall provide a written undertaking to indemnify and hold harmless the Partnership and the General Partner from any and all amounts, including, but not limited to, attorneys’ fees, which may be awarded to the holders of such Dissenting Units in respect of such Dissenting Units, to the extent that the amount of such award is in excess of the amount which the General Partner or Partnership had proposed to pay or offer to pay to the holder of such Dissenting Units.

1.08                           Payment of Merger Consideration.

(a)                                  Prior to the Effective Time, the parties will designate a bank, trust company or other entity reasonably satisfactory to the RESI II Fund to act as disbursing agent for purposes of making the cash payments provided by this Agreement to holders of Limited Partnership Units.  At or prior to the Effective Time, the RESI II Fund or Merger Sub will deposit, or cause to be deposited, with the disbursing agent immediately available funds in an aggregate amount necessary to pay the Merger Consideration as to which all holders of Limited Partnership Units (other than the RESI II Fund and its Affiliates and the holders of Dissenting Units) are entitled to be paid.  The disbursing agent will, in accordance with its instructions which shall be consistent with the terms set forth herein, deliver to Eligible Limited Partners the Merger Consideration according to the procedure summarized below.

(b)                                 Promptly after the Effective Time, the disbursing agent shall mail to each holder of Limited Partnership Units a notice and form of letter of transmittal and instructions to advise each Eligible Limited Partner of the effectiveness of the Merger and the procedures for obtaining the Merger Consideration, which letter of transmittal may include a release of all claims that such holder may have against the Partnership, the RESI II Fund (and its Affiliates) and One Winthrop (and its Affiliates) arising in connection with the Partnership.  Upon the surrender to the General Partner of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, such holder shall receive the Merger Consideration, without any interest thereon; and the Limited Partnership Units, to the extent certificated, shall be cancelled.  Each of the parties hereto (as may be appropriate under the circumstances), and the disbursing agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (including, without limitation under Code Section 1445 or Code Section 3406), or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made.  If any Merger Consideration is to be paid to a Person other than the Person in whose name a Limited Partnership Unit is registered with the Partnership, it shall be a condition to such payment that the Person requesting such payment shall pay to the Partnership any transfer or other taxes required by reason of the payment of such Merger Consideration to a Person other than that of the registered holder of such Limited Partnership Unit, or such Person shall establish to the satisfaction of the General Partner that such tax has been paid or is not applicable.  Notwithstanding the foregoing, no party hereto shall be liable to a holder of units for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c)                                  The RESI II Fund will cause the disbursing agent to promptly deliver the Merger Consideration to each Eligible Limited Partner upon receipt from such Eligible Limited Partner of the appropriately completed transmittal form.  Until a transmittal form is properly delivered, an Eligible Limited Partner will not be entitled to payment of any Merger Consideration.  All costs and expenses of the disbursing agent will be paid by the Partnership prior to the Merger.

(d)                                 At and after the Effective Time, there shall be no transfers on the partnership books of the Partnership of the units which were outstanding immediately prior to the Effective Time (other than units held by the RESI II Fund or its Affiliates).

(e)                                  The provisions of this Section 1.08 shall also apply to Dissenting Units that lose their status as such.

(f)                                    Seven months after the Effective Time, upon request by the ERG Affiliate, the disbursing agent will return to the RESI II Fund (or its designee) all Merger Consideration in its possession relating to the transactions described in this Agreement and the disbursing agent’s duties will then terminate.  Eligible Limited Partners may thereafter deliver their transmittal forms to the Partnership, in accordance with the procedures above, and receive their Merger Consideration; provided, that, such funds shall be required to be set aside for the payment of Merger Consideration only for a period of two (2) years after the Effective Time, at which time the RESI II Fund (or its designee) may take possession of such funds (and such funds shall cease to be Merger Consideration hereunder), subject to applicable abandoned property, escheat or other similar laws.  From and after the Effective Time of the Merger, holders of Limited Partnership Units immediately prior to the Effective Time will not have any rights as limited partners in the Partnership.

ARTICLE II

THE SURVIVING ENTITY

2.01                           Certificate of Limited Partnership.  At the Effective Time, the Certificate of Limited Partnership of the Partnership, as in effect immediately prior to the Effective Time, shall continue to be the Certificate of Limited Partnership of the Surviving Entity and the Partnership Agreement, as in effect immediately prior to the Effective Time, shall be the Limited Partnership Agreement of the Surviving Entity (as amended and restated as contemplated by Section 1.06(b)).

2.02                           Purposes of Surviving Entity.  As of the Effective Time, the purposes of the Surviving Entity shall be as stated in the Partnership Agreement.

2.03                           General Partner.  At and after the Effective Time, the ERG Affiliate shall be the sole general partner of the Surviving Entity, subject to the terms of the Partnership Agreement as amended and restated as contemplated by Section 1.06(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE RESI II FUND

The RESI II Fund hereby represents and warrants to the Partnership and One Winthrop as follows:

3.01                           Organization.

(a)                                  The RESI II Fund is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  As of the Effective Time, Equity Resources Fund XXII LLC, Equity Resource

Arlington Fund Limited Partnership, Equity Resource Brattle Fund Limited Partnership and Equity Resource General Fund Limited Partnership will be the only members of the RESI II Fund.

(b)                                 Merger Sub is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Maryland.  From the date of its formation to the Closing Date, Merger Sub will not engage in any material activities other than in connection with, or as contemplated by, this Agreement.  Merger Sub has been or will be formed solely for the purpose of effectuating the Merger.  As of the Effective Time, the RESI II Fund and the ERG Affiliate will be the only partners of Merger Sub.

3.02                           Authority; No Violation.

(a)                                  The RESI II Fund has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Merger Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the requisite partners of the RESI II Fund and Merger Sub.  No other proceedings on the part of the RESI II Fund or Merger Sub are necessary to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by the RESI II Fund and Merger Sub and (assuming due authorization, execution and delivery by the Partnership, One Winthrop and Linnaeus-Hawthorne) constitutes the valid and binding obligation of the RESI II Fund and Merger Sub, enforceable against the RESI II Fund and Merger Sub in accordance with its terms, except that enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and except that enforcement hereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

(b)                                 Neither the execution and delivery by the RESI II Fund and Merger Sub of this Agreement, nor the consummation by the RESI II Fund and Merger Sub of the transactions contemplated hereby, nor compliance by the RESI II Fund and Merger Sub with any of the terms or provisions hereof, will, assuming that the consents and approvals referred to in Section 3.03 hereof are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the RESI II Fund or Merger Sub or any of their respective properties or assets, or, (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the RESI II Fund or Merger Sub under, any of the terms, conditions or provisions of (x) the certificate of limited partnership, partnership agreement or other equivalent documents of the RESI II Fund or Merger Sub, or (y) except as would not have a material adverse effect on RESI II Fund or Merger Sub, their assets or their business, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the RESI II Fund or Merger Sub is a party thereto, or by which the RESI II Fund or Merger Sub or any of their respective properties or assets may be bound or affected.

3.03                           Consents and Approvals.  Except for consents, waivers or approvals of, notices to or filings or registrations with the SDAT under the Act, no consents, waivers or approvals of, notices to or filings with any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with (i) the execution and delivery by the RESI II Fund and Merger Sub of this Agreement, or (ii) the consummation by the RESI II Fund and Merger Sub of the transactions contemplated by this Agreement, including the Merger.

3.04                           Legal Proceedings.  There is no suit, action or proceeding pending or, to the knowledge of the RESI II Fund, threatened, against the RESI II Fund or Merger Sub or any other Affiliate of the RESI II Fund or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, materially adversely affect the RESI II Fund’s or Merger Sub’s ability to perform its obligations under this Agreement.

3.05                           Broker’s Fees.  Neither the RESI II Fund, Merger Sub nor any of their respective partners, officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.06                           Financing.  The RESI II Fund has available to it sources of capital and financing sufficient to fulfill its obligations under this Agreement and to consummate all of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP,

ONE WINTHROP, AND LINNAEUS-HAWTHORNE

Each of One Winthrop and Linnaeus-Hawthorne, jointly and severally, and the Partnership (as to itself only), hereby represent and warrant to the RESI II Fund as follows:

4.01                           Organization.

(a)                                  One Winthrop is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts.  The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland.  Linnaeus-Hawthorne is a limited partnership duly organized and validly existing under the laws of Massachusetts.  One Winthrop is the sole managing General Partner, and Linnaeus-Hawthorne is the sole non-managing General Partner, of the Partnership.

(b)                                 Each of the Partnership, and to the knowledge of One Winthrop, each Local Limited Partnership (as defined below), has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted.  The Partnership is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified does not have a material adverse effect on the Partnership or its assets or business (including its interests in the Local Limited Partnerships.)

(c)                                  Schedule 4.01(c) sets forth a complete and accurate list of (i) all Persons in which the Partnership owns, or has the right to acquire, an interest, whether directly or indirectly, setting forth the names (and jurisdictions of formation) of such Persons, a description of the ownership interest thereof, and, to the knowledge of One Winthrop, the real properties held by each such Persons (the Persons so identified on Schedule 4.01(c), each, a “Local Limited Partnership” and, collectively, the “Local Limited Partnerships”) and (ii) to the knowledge of One Winthrop, the general partner(s) of each such Local Limited Partnership and the interest held by such general partner(s).  Except as set forth on Schedule 4.01(c), the Partnership does not own any interest in, whether directly or indirectly, or in the form of equity or otherwise, any other Person.  The Partnership holds its interests in each of the Local Limited Partnership, free and clear of any and all liens, encumbrances and other restrictions.  To the knowledge of One Winthrop, the Limited Partnership Units were duly authorized, validly issued, fully paid and non-assessable, and free and clear of liens and encumbrances of any nature at the time of original issuance of such units.

4.02                           Partnership Interests; Capitalization.  Schedule 4.02 attached hereto sets forth a list of all holders of General Partnership Units and a list of the holders of record of Limited Partnership Units on and as of October 1, 2004 (collectively, the “Partners”), in each case indicating the type of Partner, the percentage partnership interest in, and number of units of the Partnership held by such holder.  The persons listed as Partners are the only partners of the Partnership as of the date hereof.  A true and complete copy of the Partnership Agreement has been provided to the RESI II Fund.  Except as set forth in Schedule 4.02 attached hereto, to the knowledge of One Winthrop, no other Person, other than the Partners, has of record, beneficially or otherwise, any ownership interest, or right to acquire any ownership interest, whether directly or indirectly, in the Partnership.  Except as described in Schedule 4.02 attached hereto, the Partnership does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the Partnership to issue, deliver or sell, or cause to be issued, delivered or sold any partnership interest in the Partnership or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any partnership interest in the Partnership or obligating the Partnership to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements.  There are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any partnership interest of the Partnership.

4.03                           Authority; No Violation.

(a)                                  Each of the Partnership, One Winthrop, and Linnaeus-Hawthorne has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and, subject to obtaining Limited Partner Consent, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Partnership, One Winthrop, and Linnaeus-Hawthorne, the performance by each of them of their respective obligations hereunder, and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by One Winthrop, and/or Linnaeus-Hawthorne, as the case may be, and no other action on the part of the Partnership, One Winthrop or Linnaeus-Hawthorne is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, obtaining Limited Partner Consent).  Each of the Partnership, One Winthrop, and Linnaeus-Hawthorne has approved this Agreement and the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of the Partnership, One Winthrop, and Linnaeus-Hawthorne, and (assuming due authorization, execution and delivery by the RESI II Fund and Merger Sub) this Agreement constitutes the valid and binding obligations of each such person, enforceable against such person in accordance with its terms, except that enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and except that enforcement hereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

(b)                                 Neither the execution and delivery of this Agreement by the Partnership, One Winthrop, or Linnaeus-Hawthorne, nor the consummation by any of them of the transactions contemplated hereby, nor compliance by any of them with any of the terms or provisions hereof, will, assuming that the consents and approvals referred to in Section 4.04 are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, license, judgment, order, writ, decree or injunction applicable to any of them or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any of them under, any of the terms, conditions or provisions of (x) the Partnership Agreement, certificate of partnership or other charter document of like nature of each of them, or (y) except as would not have a material adverse effect on any of them, their assets or their business, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which any of them is a party thereto, or by which they or any of their respective properties or assets (including the Local Limited Partnerships) may be bound or affected.

4.04                           Consents and Approvals.  Except for consents, waivers or approvals of, notices to or filings or registrations with the SDAT under the Act, no consents, waivers or approvals of, notices to or filings with any public body or authority are necessary, and no consents or approvals of any third parties (which term does not include the Partners) are necessary, in connection with (i) the execution and delivery by the parties (other than the RESI II Fund or the ERG Affiliate) of this Agreement or (ii) the consummation by the parties (other than the RESI II Fund or the ERG Affiliate) of the transactions contemplated by this Agreement, including the Merger.  The affirmative vote of holders of a majority of the Limited Partnership Units and of holders of 100% of the General Partnership Units are the only votes of the holders of any class or series of partnership interests of the Partnership necessary under the terms of the Partnership Agreement and the Act to approve this Agreement and the transactions contemplated hereby.

4.05                           Broker’s Fees.  None of the Partnership, One Winthrop, or Linnaeus-Hawthorne, nor any Affiliates of any of them, or their partners, officers, employees or agents, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.06                           Legal Proceedings.  There is no suit, action or proceeding pending or, to the knowledge of One Winthrop, threatened, against the Partnership, One Winthrop, Linnaeus-Hawthorne, or any of the Local Limited Partnerships, or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would materially adversely affect any such Person’s ability to perform its obligations under this Agreement.

4.07                           Ownership of Real Property and Assets.  The Partnership has good and marketable title to all of its assets and properties, whether real or personal, tangible or intangible.  Schedule 4.07 hereto sets forth, to the knowledge of One Winthrop, a complete and accurate description of all real property owned by the Local Limited Partnerships (the “Real Property”), all of which will be owned by such Local Limited Partnerships at and as of the Closing.  None of One Winthrop, the Partnership or Linnaeus-Hawthorne has received any notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by public authority.  To the knowledge of One Winthrop, except as set forth on Schedule 4.07, each Local Limited Partnership holds good and clear record and marketable fee simple title to the Real Property identified as being owned by such Local Limited Partnership as set forth on Schedule 4.07, free and clear of liens, encumbrances and other restrictions.  To the knowledge of One Winthrop, none of the Local Limited Partnerships has made a general assignment for the benefit of creditors, had an attachment, execution or other judicial seizure of any property interest which remains in effect, become generally unable to meet its financial obligations as they mature, nor admitted in writing its inability to pay its debts as they mature.

4.08                           Wedgewood Creek Apartments.  The parcel of real property owned by Wedgewood Creek Limited Partnership has been sold, the Partnership has received a distribution from Wedgewood Creek Limited Partnership of the sale proceeds allocable to the Partnership from such sale, and the Partnership has distributed such amounts to its Partners in accordance with the terms of the Partnership Agreement.

4.09                           Hazardous Substances.  To the knowledge of One Winthrop, and except as otherwise disclosed to One Winthrop or the Partnership in written reports from the Local Limited Partnerships to their limited partners, copies of which have been provided to the RESI II Fund, (a) no Hazardous Materials (as hereinafter defined) have been used, generated, stored at, in or under or disposed of at or from the Real Property except in accordance with Environmental Laws (as hereinafter defined), (b) no Hazardous Materials are present at, in or under the Real Property at levels or in quantities in violation of, or that would require investigation or cleanup under, any Environmental Law, (c) none of the Partnership, One Winthrop, Linnaeus-Hawthorne or the LLP General Partner or any Affiliate of any of the foregoing has received any notice of any violation of Environmental Laws or the presence or release of Hazardous Materials on or from the Real Property, and (d) there are no underground storage tanks located on the Real Property.  As used herein, the term (i)  “Hazardous Materials” shall mean and include, but shall not be limited to, any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantities, concentration, chemical or active flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to, a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated by (whether now existing or hereafter enacted or promulgated, as they may be amended from time to time), the Environmental Laws, and (ii)  “Environmental Laws” shall mean and include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, and any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

4.10                           SEC Documents.  Each of the filings made by the Partnership with the Securities and Exchange Commission pursuant to and under the Exchange Act (collectively, the “SEC Documents”), as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates, except to the extent such statements have been modified or superseded by later SEC Documents filed by the Partnership.  The consolidated financial statements contained in the Partnership’s Quarterly Report on Form 10-QSB for the period ended March 31, 2004 (the “March 10-QSB”) are true and correct in all material respects, and have been prepared in accordance with GAAP consistently applied.  The balance sheet set forth in the March 10-QSB fairly and accurately presents the financial condition of the Partnership as of the date thereof, and the statements of income, partners’ equity and cash flows set forth in the March 10-QSB fairly and accurately present the results of operations of the Partnership for the periods covered thereby.

4.11                           Tax Status.  None of the Partnership or any of the Local Limited Partnerships is, nor has any of them ever been, a “publicly traded partnership” within the meaning of Section 7704 of the Code.

ARTICLE V

COVENANTS OF THE PARTIES

5.01                           Conduct of the Partnership and the General Partner.  During the period from the date of this Agreement to the earlier of the Effective Time or the date of termination of this Agreement, and except as may be required or specifically permitted pursuant to this Agreement, the Partnership shall (and One Winthrop shall cause the Partnership to):

(a)                                  conduct its business only in the ordinary and usual course of business consistent with past practices, which shall include without limitation (i) refraining from any of the activities described in Section 5.01(b) below and (ii) not entering into any transactions except in the ordinary and usual course of business consistent with past practices, and (iii) complying with the following covenants:

(A)                              maintaining its partnership existence and good standing;

(B)                                using all reasonable efforts to maintain in full force and effect insurance generally comparable in amount and in scope of coverage to that now maintained by it; and

(C)                                complying with and performing in all material respects its obligations and duties (y) under contracts, leases and documents relating to or affecting its assets, properties and business and (z) imposed upon it by all federal, state and local laws and all rules, regulations and orders imposed by federal, state or local governmental authorities, judicial orders, judgments, decrees and similar determinations;

(b)                                 except as expressly permitted by Section 5.02 hereof, not, without the prior written consent of the RESI II Fund:

(i)                                     engage or participate in any material transaction or incur or sustain any material obligation or liability except in the ordinary, regular and usual course of its business consistent with past practices; or

(ii)                                  sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any material contract, agreement or understanding to lease, transfer, assign, encumber or dispose of, any of the Real Property.

(c)                                  promptly notify the RESI II Fund of any emergency or other material change in the operations of the Partnership’s assets or properties (including the properties held by the Local Limited Partnerships) and of any governmental complaints, investigations or hearings (or written communications indicating that the same may be contemplated);

(d)                                 not make any distribution of proceeds received from a Local Limited Partnership relating to a Capital Event or any other distributions of cash or proceeds, except as required by Section 4.1 of the Partnership Agreement prior to the Effective Time;

(e)                                  not propose, adopt or approve any amendments to the Partnership’s Certificate of Limited Partnership or the Partnership Agreement or other organizational documents of the Local Limited Partnerships except to the extent that such amendment would not have an adverse effect on the value or operation of the Partnership from and after the Effective Time, and not to enter into any new agreement, document or arrangements or amend or modify any existing agreement, document or arrangement that would prohibit or restrict the performance of the transactions contemplated by this Agreement;

(f)                                    not admit any new partner except in connection with transfers of Limited Partnership Units outstanding as of the date of this Agreement nor issue any new partnership units (whether Limited Partnership Units or General Partnership Units);

(g)                                 not grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any partnership interest; and

(h)                                 not purchase, redeem or otherwise acquire any partnership interest.

Notwithstanding the foregoing, One Winthrop shall be permitted to cause the Partnership to take any of the actions described in subclauses (b), (e), (f), (g) or (h) of this Section 5.01 if One Winthrop determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to partners under applicable law; provided, that, prior to taking any such actions, One Winthrop shall notify and consult with the RESI II Fund; provided, however, that if the RESI II Fund objects to the taking of any such actions and One Winthrop causes the Partnership to take any of such actions notwithstanding such objection, the RESI II Fund shall be entitled to terminate this Agreement by delivering written notice thereof to the General Partner and the Partnership.

5.02                           No Solicitation.

(a)                                  During the period from the date of this Agreement to the earlier of the Effective Time or the date of termination of this Agreement, none of the Partnership, One Winthrop, or Linnaeus-Hawthorne, nor any Affiliates of any of the foregoing, shall negotiate for, solicit, initiate, encourage or enter into any agreement, arrangement or proposal with respect to, nor market or advertise, the sale or transfer of any partnership interest in the Partnership or all or any portion of the assets or properties of the Partnership (including the assets and properties of the Local Limited Partnerships), or any merger or other business combination of the Partnership (or any of the Local Limited Partnerships), or any other similar transaction, to or with any entity other than the RESI II Fund (and/or its Affiliates)  (any of the foregoing, an “Acquisition Proposal”), or agree to or recommend any Acquisition Proposal.  Notwithstanding the foregoing or anything else contained in this Agreement, so long as the Partnership, One Winthrop, and Linnaeus-Hawthorne have not breached the obligation set forth in this Section 5.02, nothing contained in this Agreement shall prevent the Partnership or One Winthrop from (i) participation in ordinary course investor relations discussions not relating to an Acquisition Proposal or (ii) entering into discussions or negotiations with any person or entity in connection with an unsolicited bonafide written Acquisition Proposal if and only to the extent that:

(i)                                     One Winthrop determines in good faith, that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable than the transactions contemplated by this Agreement (any such more favorable Acquisition Proposal, a “Superior Transaction”) and One Winthrop determines in good faith and after consultation with outside legal counsel that such action is necessary in order to comply with its fiduciary duties to partners under applicable law,

(ii)                                  prior to entering into discussions or negotiations with such person or entity, the Partnership or One Winthrop receives from such person or entity an executed confidentiality agreement on terms customary for such a situation, and

(iii)                               prior to recommending a Superior Transaction, One Winthrop provides the RESI II Fund at least four (4) business days prior notice of its proposal to do so, during which time the RESI II Fund may make, and in such event the Partnership and One Winthrop shall consider, a counterproposal to such Superior Transaction, and One Winthrop shall itself, and on behalf of the Partnership, cause the appropriate financial and legal advisors to negotiate in good faith with the RESI II Fund with respect to the terms and conditions of such counterproposal.  In the event that such counterproposal by the RESI II Fund, if consummated, would result in a transaction more favorable than a Superior Transaction, then One Winthrop, as the general partner and on behalf of the Partnership, shall automatically be obligated promptly to accept and recommended such counterproposal from the RESI II Fund, and the parties hereto shall continue their efforts to consummate such transaction on the terms and conditions set forth herein.

(b)                                 One Winthrop shall notify the RESI II Fund promptly after receipt by the Partnership (or its advisors) of any Acquisition Proposal (or information related thereto), or request for access to the properties, books or records of the Partnership by any person or entity that is considering making, or has made, an Acquisition Proposal.  Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.  One Winthrop shall continue to keep the RESI II Fund informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

(c)                                  One Winthrop shall, and shall cause its representatives and agents to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore of the nature described in this Section 5.02(a).  It is agreed that any violation of the restrictions set forth in this Section 5.02 by any representative or Affiliates of the Partnership, One Winthrop, or Linnaeus-Hawthorne, whether or not such person is purporting to act on behalf of the Partnership or otherwise, shall be deemed to be a breach of this Section 5.02 by One Winthrop and the Partnership.

5.03                           Limited Partner Consent.  In consultation with the RESI II Fund and Merger Sub, One Winthrop will cause the Partnership to, as promptly as practicable after the date hereof, take all steps necessary to seek, and use its reasonable efforts to obtain, the consent of holders of Limited Partnership Units (the “Limited Partners”) holding at least a majority of the Limited Partnership Units, in accordance with the Act, to the Merger, the terms and provisions of this Agreement, and the transactions contemplated hereby (the “Limited Partner Consent”).  The RESI II Fund and One Winthrop shall cooperate with each other in the preparation of all documents to be delivered to the Limited Partners in connection with seeking and obtaining the Limited Partner Consent.  Each of the RESI II Fund, One Winthrop, and Linnaeus-Hawthorne shall vote, and shall cause its Affiliates to vote, all Limited Partnership Units and General Partnership Units held by each of them and their Affiliates in favor of this Agreement and the Merger.

5.04                           Consents.  Each of the Partnership, One Winthrop, Linnaeus-Hawthorne, Merger Sub and the RESI II Fund will cooperate with one another and use all reasonable efforts to, as promptly as practicable, prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of governmental agencies and authorities and nongovernmental third parties which are necessary or appropriate to consummate the transactions contemplated by this Agreement, including without limitation, the consent of any mortgage lender to the Partnership (such nongovernmental third party approvals hereinafter referred to as, “Third Party Consents”).

5.05                           Proxy Solicitor.  At the request of the RESI II Fund, at any time prior to the Closing, the Partnership shall retain a proxy solicitor (or other similar service) chosen by the RESI II Fund at RESI II Fund’s sole discretion in order to obtain the consents and approvals required to be obtained in order to consummate the transactions contemplated by this Agreement.  The parties hereto shall coordinate all efforts in connection with the activities of any such proxy solicitor.  The RESI II Fund shall be responsible for the fees and expenses of any such proxy solicitor.

5.06                           Section 754 Elections.  At the direction of the RESI II Fund, (i) unless such an election is already in effect, the parties shall cooperate to cause the Partnership to make an election under Section 754 of the Code for the taxable year of the Partnership that includes the Closing Date, and (ii) the parties shall cooperate to cause the Partnership to make an election under Section 754 of the Code for any taxable year of the Partnership ending after the Closing Date.  At the direction of RESI II Fund, (i) unless such an election is already in effect, the parties and their Affiliates shall use commercially reasonable efforts to cause each Local Limited Partnership to make an election under Section 754 of the Code for the taxable year of the Local Limited Partnership that includes the Closing Date, and (ii) the parties and their Affiliates shall use commercially reasonable efforts to cause each Local Limited Partnership to make an election under Section 754 of the Code for any taxable year of the Local Limited Partnership ending after the Closing Date.  Except as directed by the RESI II Fund, no election under Section 754 of the Code will be made by or on behalf of the Partnership on or after the date hereof.  The Partnership shall not revoke any election made under Section 754 of the Code in accordance with this Section 5.06.  Except as directed by the RESI II Fund, the parties and their Affiliates shall use commercially reasonable efforts to ensure that no election under Section 754 of the Code will be made by or on behalf of any Local Limited Partnership on or after the date hereof.  The parties and their Affiliates shall use commercially reasonable efforts to ensure that no Local Partnership shall revoke any election made under Section 754 of the Code in accordance with this Section 5.06.

5.07                           Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to, as promptly as practicable, take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall use reasonable efforts to take all such necessary action.

ARTICLE VI

CLOSING CONDITIONS

6.01                           Conditions to Each Party’s Obligations.  The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

(a)                                  Governmental Consents.  All authorizations, consents, orders or approvals of, declarations or filings with or notices to, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency, which are necessary for the consummation of the Merger, shall have been filed, occurred or been obtained (all such authorizations, orders, declarations, approvals, filings, notices and consents and the lapse of all such waiting periods being referred to as the “Requisite

Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(b)                                 No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect.

(c)                                  Limited Partner Consent.  Limited Partner Consent shall have been obtained.

6.02                           Conditions to the Obligations of the RESI II Fund.  The obligations of the RESI II Fund under this Agreement shall be further subject to the satisfaction (or waiver by the RESI II Fund), at or prior to the Effective Time, of the following conditions:

(a)                                  No Change.  The business, assets or properties of the Partnership (including the business, assets and properties of the Local Limited Partnerships) shall not have been, and shall not be threatened to be, adversely affected in any way as a result of fire, explosion, earthquake, disaster, labor trouble or dispute, change in business organization, any action by the United States or any other governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.  There shall not have occurred any material adverse change in the condition, operations, business, prospects or assets of the Partnership (including the business, assets and properties of the Local Limited Partnerships) or imposition of any laws, rules or regulations which would materially adversely affect the condition (financial or otherwise), operations, business, prospects or assets of the Partnership (including the business, assets and properties of the Local Limited Partnerships).

(b)                                 Representations and Warranties; Performance of Obligations.  The obligations of the Partnership, One Winthrop, and Linnaeus-Hawthorne required to be performed by each of them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of the Partnership, One Winthrop, and Linnaeus-Hawthorne contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement, except as to any representation or warranty which specifically relates to an earlier date).

(c)                                  Certificates.  Each of One Winthrop, on behalf of itself and as the General Partner of the Partnership, and Linnaeus-Hawthorne shall deliver a certificate, executed by an officer or other authorized person, to the effect that the conditions set forth in this Section 6.02 have been fulfilled, and the representations and warranties set forth herein, are true and correct on and as of the Closing Date.

(d)                                 Third-Party Consents.  All Third Party Consents shall have been received, obtained or made and shall be in full force and effect.

(e)                                  Securities Law Compliance.  The RESI II Fund shall be satisfied that the Merger and the payment of the Merger Consideration shall be conducted in material compliance with all applicable federal and state securities laws.

(f)                                    Real Property Assets.  All of the Local Limited Partnerships shall continue to own all of the Real Property on and as of the Closing Date, no agreements or other arrangements for the sale or transfer of such Real Property, that have not otherwise been consented to by the RESI II Fund, shall be in effect on and as of the Closing Date, and there shall have been no material adverse change in the Real Property or the financial condition of the Local Limited Partnerships.

(g)                                 Other Instruments.  In addition to the foregoing, on behalf of itself and/or the Partnership, One Winthrop, and Linnaeus-Hawthorne will furnish the RESI II Fund with such additional certificates, instruments or other documents in the name or on behalf of the Partnership, or in its own name, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.02 as the RESI II Fund may reasonably request.

6.03                           Conditions to the Obligations of the Partnership and the General Partner.  The obligations of the Partnership and One Winthrop under this Agreement shall be further subject to the satisfaction (or waiver by One Winthrop), at or prior to the Effective Time, of the following conditions:

(a)                                  Representations and Warranties; Performance of Obligations.  The obligations of the RESI II Fund and Merger Sub required to be performed by each at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of the RESI II Fund and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date), and One Winthrop shall have received a certificate to that effect signed by an officer of the RESI II Fund and Merger Sub.

(b)                                 Third-Party Consents.  All Third Party Consents shall have been received, obtained or made and shall be in full force and effect.

(c)                                  Other Instruments.  In addition to the foregoing, the RESI II Fund will furnish the Partnership and One Winthrop with such additional certificates, instruments or other documents in the name or on behalf of the RESI II Fund, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.03 as the Partnership and One Winthrop may reasonably request.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.01                           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the Limited Partners:

(a)                                  by mutual consent of all of the parties to this Agreement in a written instrument;

(b)                                 by either the RESI II Fund and Merger Sub, on the one hand, or One Winthrop and the Partnership, on the other hand, if any governmental authority that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any governmental authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c)                                  by either the RESI II Fund and Merger Sub, on the one hand, or One Winthrop and the Partnership, on the other hand (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein which breach is not cured after thirty (30) days written notice thereof is given to the party committing such breach;

(d)                                 by either the RESI II Fund and Merger Sub, on the one hand, or One Winthrop and the Partnership, on the other hand, if the Limited Partner Consent has not been obtained by December 29, 2004 (provided that the failure to obtain such Limited Partner Consent is not attributable to a breach by any party hereto, for which the right to terminate arises under subsection (c) above) or the Effective Time has not occurred by December 29, 2004;

(e)                                  by the Partnership, if it determines to accept a Superior Transaction in compliance with Section 5.02 hereof;

(f)                                    by the RESI II Fund in the event it exercises its right to terminate pursuant to Section 5.01; or

(g)                                 by the RESI II Fund in the event of a breach by One Winthrop (or the Partnership), Linnaeus-Hawthorne and/or their Affiliates of the covenants in Section

5.02 hereof (except for a single inadvertent breach which has not adversely affected the consummation of the transactions set forth in this Agreement).

7.02                           Effect of Termination.  In the event of termination of this Agreement by either the RESI II Fund or One Winthrop, as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and none of the parties, or any of their respective Affiliates, shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that, (a) no party hereto shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement, (b) in the case of termination under Section 7.01(c) above, the terminating party shall be entitled to recover from the non-terminating party all fees and expenses incurred in connection with the transactions contemplated by this Agreement and (c) the provisions in this Agreement that survive the termination of this Agreement shall remain in full force and effect.  Notwithstanding any termination of this Agreement, the provisions of this Section 7.02 relating to expenses and no relief or release from liabilities or damages, the preservation of claims and the provisions of Section 7.04 shall survive.

7.03                           Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) except for the closing conditions set forth in Section 6.01(a), waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.04                           Break-Up Fee.  In the event that this Agreement is terminated pursuant to Sections 7.01(e), 7.01(f) or 7.01(g) hereof, the Partnership and/or One Winthrop shall pay to the RESI II Fund the sum of $375,000 in immediately available funds.  The parties to this Agreement hereby acknowledge and agree that the payment of the fee described in the foregoing sentence shall constitute the sole and exclusive remedy with respect to the matters set forth in the foregoing sentence.

ARTICLE VIII

MISCELLANEOUS

8.01                           Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

8.02                           Expenses.  Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

8.03                           Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

(a)	If to the RESI II Fund, Merger Sub
or ERG Affiliate, to:
Equity Resources Group, Incorporated
44 Brattle Street
Boston, MA
		Attention:	Eggert Dagbjartsson

	with required copies to:	Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
Attention: Victor J. Paci, Esq.
Meerie M. Joung, Esq.
Tel: 617-951-8000
Fax: 617-951-8736

(b)	If to the Partnership, to:	Winthrop Residential Associates II
A Limited Partnership
7 Bulfinch Place, Suite 500
Boston, MA 02114-9507
Attention: Ms. Carolyn Tiffany
Fax: 617-742-4643

	with required copies to:	Post Heymann & Koffler LLP
Two Jericho Plaza, Wing A
Suite 111
Jericho, NY 11753
		Attention:	David J. Heymann, Esq.
Fax: 516-433-2777

(c)	If to One Winthrop
	or Linneaus-Hawthorne, to:	One Winthrop Properties, Inc.
7 Bulfinch Place, Suite 500
Boston, MA 02114-9507
		Attention:	Ms. Carolyn Tiffany
Fax: 617-742-4643

	with required copies to:	Post Heymann & Koffler LLP

Two Jericho Plaza, Wing A
Suite 111
Jericho, NY 11753
Attention:	David J. Heymann, Esq.
Fax: 516-433-2777

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

8.04                           Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.05                           Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and amends and restates all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.06                           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law principles.

8.07                           Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

8.08                           Assignment.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.09                           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.10                           Definitions.  Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person and, with respect to the RESI II Fund, any Related Entities.  As used in this definition, “control”  (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Capital Event” shall mean the sale, financing, refinancing, condemnation, casualty or other similar event of or involving a Real Property or the improvements located thereon.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Eligible Limited Partners” shall mean all holders of record of Limited Partnership Units immediately prior to the Effective Time, according to the books and records of the Transfer Agent, but excluding Persons who are Affiliates of the RESI II Fund and Persons who hold Dissenting Units.

“Excess Cash” shall mean all cash and cash equivalents of the Partnership after deducting for (or reserving against) all Liabilities and after deducting any and all cash relating to a Capital Event.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time, and all of the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors.

“General Partnership Unit(s)” shall mean units of general partnership interest in the Partnership.

“Liabilities” shall mean all operating liabilities of the applicable Person incurred in the ordinary course of business including, without limitation, all taxes, payroll expenses, lease obligations, trade accounts payable arising out of the operation of such Person’s business in the ordinary course of business, and all professional fees and expenses payable by such Person, in each case, which are unpaid as of the Effective Time.

“Limited Partnership Unit(s)” shall mean units of limited partnership interest in the Partnership.

“Limited Partnership Unit Amount” shall mean the quotient obtained by dividing (a) the product of (i) the Purchase Price and (ii) the percentage of liquidation proceeds allocable for distribution to all holders of Limited Partnership Units under the Partnership Agreement immediately prior to the Effective Time by (b) the aggregate number of Limited Partnership Units outstanding immediately prior to the Effective Time (including all units held by the RESI II Fund and its Affiliates and Dissenting Units).

“Merger Consideration” shall mean the amounts or other property, if any, that any Person shall be entitled to receive as set forth in Section 1.05.

“Purchase Price” shall mean $8,000,000.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

“Related Entities” shall mean any entity for which any of the RESI II Fund, the ERG Affiliate or any of their respective Affiliates serve as general partner and/or investment advisor or in a similar capacity, and all mutual funds or other pooled investment vehicles or entities under the control or management of any of the RESI II Fund or the ERG Affiliate or the general partner or investment advisor thereof, or any Affiliate of any of them, including the ERG Affiliate.

“Securities Act” shall mean the Securities Act of 1933, as amended and in effect from time to time, and all of the rules and regulations promulgated thereunder.

“Special Limited Partnership Unit(s)” shall mean, after the Effective Time, units of special limited partnership interests which shall have the rights and obligations as described on Exhibit B attached hereto.

“to the knowledge of One Winthrop” shall mean the actual knowledge, after reasonable inquiry and investigation, of Carolyn Tiffany and Kathleen Tullie.

“Transfer Agent” shall mean Phoenix Resources, the Person retained in such capacity by the Partnership.

8.11                           Indemnification.

(a)                                  After the Effective Time, each of One Winthrop and Linnaeus-Hawthorne agrees, jointly and severally, to indemnify, defend and hold harmless the RESI II Fund, ERG Affiliate and the Partnership (and their respective directors, managers, officers, employees and Affiliates)  (each, an “ERG Indemnified Party”) from and against any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel (collectively, the “Losses”), which any of such parties shall suffer and which relate to or arise, directly or indirectly, out of (i) any breach by One Winthrop or Linnaeus-Hawthorne of any representation, warranty or covenant made by such Person in this

Agreement or any other certificate or instrument delivered pursuant hereto, or (ii) any action (or failure to act) of One Winthrop or Linnaeus-Hawthorne as the General Partners of the Partnership prior to the Effective Time.

(b)                                 After the Effective Time, each of the RESI II Fund and ERG Affiliate agrees, jointly and severally, to indemnify, defend and hold harmless One Winthrop and Linnaeus-Hawthorne (and their respective directors, managers, officers, employees and Affiliates)  (each, a “Winthrop Indemnified Party”) from and against any and all Losses which any of such parties shall suffer and which relate to or arise, directly or indirectly, out of (i) any breach by the RESI II Fund or ERG Affiliate of any representation, warranty or covenant made by such Person in this Agreement or any other certificate or instrument delivered pursuant hereto, or (ii) any action (or failure to act) of ERG Affiliate as the General Partner of the Partnership after the Effective Time.

(c)                                  If any claim for indemnification hereunder relates to any action, suit, proceeding or demand instituted against any Person entitled to indemnification hereunder (each an “Indemnified Party”) by a third party (a “Third Party Claim”), then the Person from whom indemnification is sought (each an “Indemnifying Party”) shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party.  Within sixty (60) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim by providing the Indemnified Party with written notice of its election to assume such defense.  Notwithstanding the right of the Indemnified Party to retain its own counsel as described below, the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim if and only if the following conditions are satisfied:

(i)                                     the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

(ii)                                  the Indemnifying Party shall not, without the consent of the Indemnified Party, consent to the entry of any judgment or settle any such Third Party Claim unless the Indemnified Party is unconditionally released from all liability in respect of such Third Party Claim and the Indemnified Party receives assurances that there will be no continuing restrictions on the business of the Indemnified Party with respect to such Third Party Claim.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation, unless (1) the Indemnified Party has been advised by counsel that representation of the Indemnified Party and the Indemnifying Party by the same counsel presents a conflict of interest under applicable standards of professional conduct, (2) the Indemnified Party has been advised by counsel that there may be legal defenses available to it which are different from or in addition to the defenses available to the Indemnifying Party, the Indemnifying Party is not and has no plans to employ such different or additional defenses, and in the reasonable judgment of such counsel it is advisable for the Indemnified Party to employ separate counsel or (3) the Indemnifying Party has failed to prosecute such defense in good faith.  Notwithstanding the foregoing, the Indemnifying Party shall retain sole authority to negotiate, compromise and settle such Third Party Claim subject to the conditions set forth above.  In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party unless the Indemnifying Party shall have failed to comply with the condition set forth in clause (i) above within 60 days after receipt of notice of such claim from the Indemnified Party.

(d)                                 In the event of any claims under this Section 8.11, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such Claim.  With respect to liquidated claims, if within sixty (60) days after providing written notice the other party has not contested such claim in writing, the other party will pay the full amount thereof within thirty (30) days after the expiration of such period, subject to the limitations set forth above.

8.12                           Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as a sealed instrument as of the date first above written.

ERI/RES II LLC

By:	/s/ Eggert Dagbjartsson
Eggert Dagbjartsson
Manager

ERI/RES II MERGER SUB LIMITED PARTNERSHIP
By:	ERI/RES II GP LLC,
Its General Partner

By:	Equity Resource Investments, LLC,
Its sole Member

By:	/s/ Eggert Dagbjartsson
Eggert Dagbjartsson
Manager

WINTHROP RESIDENTIAL ASSOCIATES II, A LIMITED PARTNERSHIP
By:	One Winthrop Properties, Inc.,
Its General Partner

By:	/s/ Carolyn Tiffany
Name: Carolyn Tiffany
Title: Chief Operating Officer

ONE WINTHROP PROPERTIES, INC.

By:	/s/ Carolyn Tiffany
Name: Carolyn Tiffany
Title: Chief Operating Officer

LINNAEUS-HAWTHORNE ASSOCIATES LIMITED PARTNERSHIP

By:	/s/ Carolyn Tiffany
Name:	Carolyn Tiffany
Title:	Authorized Signatory

ERI/RES II GP LLC
By:	Equity Resource Investments, LLC,
Its sole Member

By:	/s/ Eggert Dagbjartsson
Eggert Dagbjartsson
Manager

EXHIBIT A

Articles of Merger

of

ERI/RES II MERGER SUB LIMITED PARTNERSHIP

(a Maryland limited partnership)

into

WINTHROP RESIDENTIAL ASSOCIATES II, A LIMITED PARTNERSHIP

(a Maryland limited partnership)

FIRST:  ERI/RES II Merger Sub Limited Partnership and Winthrop Residential Associates II, A Limited Partnership, being the limited partnerships which are parties to these Articles of Merger, hereby agree to effect a merger (the “Merger”) of said limited partnerships upon the terms and conditions set forth below.

SECOND:  The name of the limited partnership to be merged into the successor limited partnership is ERI/RES II Merger Sub Limited Partnership (the “Merging Partnership”), which is a limited partnership organized in the State of Maryland under the provisions of the Maryland Revised Uniform Limited Partnership Act.

THIRD:  The name of the successor limited partnership is Winthrop Residential Associates II, A Limited Partnership (the “Surviving Partnership”), which is a limited partnership organized in the State of Maryland under the provisions of the Maryland Uniform Limited Partnership Act.

FOURTH:  The principal office of the Merging Partnership in the State of Maryland is located in Baltimore City.  The Merging Partnership owns no interest in land in the State of Maryland.

FIFTH:  The principal office of the Surviving Partnership in the State of Maryland is located in Baltimore City.

SIXTH:  The Certificate of Limited Partnership of the Surviving Partnership will be amended as set forth in Exhibit A attached hereto in connection with the Merger.

SEVENTH:  The percentages of partnership interest of each class of partnership interest and the class of partners and the respective percentage of partnership interests in each class of partnership interest of the Surviving Partnership are as follows:

General Partnership Interests	5%

Limited Partnership Interests	95%

EIGHTH: The percentages of partnership interest of each class of partnership interest and the class of partners and the respective percentage of partnership interests in each class of partnership interest of the Merging Partnership are as follows:

General Partnership Interests	50%

Limited Partnership Interests	50%

NINTH: At the effective time of the Merger, the Merging Partnership shall be merged with and into the Surviving Partnership, the separate existence of the Merging Partnership shall cease and the Merger shall have the effects set forth in the Agreement and Plan of Merger, dated as of October 21, 2004 (the “Merger Agreement”), by and among ERI/RES II LLC, a Massachusetts limited liability company (“RESI II Fund”), the Merging Partnership, the Surviving Partnership and its General Partners and ERI/RES II GP LLC, a Massachusetts limited liability company, and in Section 10-208 of the Maryland Revised Uniform Limited Partnership Act.  Each limited partnership unit of the Merging Partnership outstanding immediately prior to the effective time of the Merger shall be automatically converted into one limited partnership unit of the Surviving Partnership, subject to the terms of the Merger Agreement.  Each general partnership unit of the Merging Partnership outstanding immediately prior to the effective time of the Merger shall be automatically converted into one general partnership unit of the Surviving Partnership, subject to the terms of the Merger Agreement, and shall be issued to ERI/RES II GP LLC, a Massachusetts limited liability company.  ERI/RES II GP LLC shall thereupon be admitted to the Surviving Partnership as the sole general partner.  Each limited partnership unit of the Surviving Partnership outstanding immediately prior to the effective time of the Merger (other than units held by RESI II Fund or any of its affiliates and units held by holders of limited partnership units who are entitled to dissenters’ rights) shall be cancelled and automatically converted into the right to receive the Limited Partnership Unit Amount (as defined in the Merger Agreement).  Each general partnership unit of the Surviving Partnership outstanding immediately prior to the effective time of the Merger shall be automatically converted into a Special Limited Partnership Unit (as defined in the Merger Agreement) of the Surviving Partnership.

TENTH: The terms and conditions of the Merger set forth herein were approved by the Merging Partnership in the manner and by the vote required by its partnership agreement and the provisions of the Maryland Revised Uniform Limited Partnership Act as follows:

The Merger and the terms and conditions thereof were duly approved by the affirmative vote of the sole general partner and the affirmative vote of the sole limited partner.

ELEVENTH: The Merger and the terms and conditions thereof were approved by the Surviving Partnership in the manner and by the vote required by its partnership agreement and the provisions of the Maryland Revised Uniform Limited Partnership Act as follows:

The Merger and the terms and conditions thereof were duly approved by the affirmative vote all of the general partners and the affirmative vote of a majority in interest of the limited partners.

TWELFTH: The undersigned officer of the general partner of the Surviving Partnership and the undersigned manager of the sole member of the general partner of the Merging Partnership each acknowledges these Articles of Merger to be the partnership act of the partnership on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, each acknowledges that, to the best of his knowledge, information and belief, these matters and facts relating to the partnership on whose behalf he has signed are true in all material respects and that this statement is made under the penalties for perjury.

[the remainder of this page is left blank intentionally]

INWITNESS WHEREOF, these Articles of Merger have been duly executed by the parties this          day of,                              2004.

Attest:	ERI/RES II MERGER SUB LIMITED PARTNERSHIP

	By:	ERI/RES II GP LLC, its General Partner

	By:	Equity Resource Investments, LLC, its sole
Member

By:	By:
Name:		Eggert Dagbjartsson
Manager

WINTHROP RESIDENTIAL ASSOCIATES II, A LIMITED PARTNERSHIP

	By:	One Winthrop Properties,Inc.,its General Partner

By:	By:
Name:	Name:
Title:

Exhibit A

Certificate of Amendment of Certificate of Limited Partnership of the Surviving Partnership

EXHIBIT B

Rights and Obligations of Special Limited Partnership Units.

In connection with the conversion by One Winthrop and Linneaus-Hawthorne of their General Partnership Units to Special Limited Partner Units, the parties agree as follows:

(i)                                     any tax items of the Partnership (including items of depreciation, amortization and gain or loss) that are required to be specially allocated to the holders of the Special Limited Partnership Units under Section 704(c) of the Code shall, notwithstanding anything to the contrary in the Partnership Agreement, be allocated using the “traditional method” provided in Treasury Regulation § 1.704-3(b)(1), taking into account the ceiling rule, and the holders of the Special Limited Partnership Units shall not be specially allocated any other tax items of the Partnership to “cure” the effects of the ceiling rule as applied to the contribution;

(ii)                                  the Partnership shall agree to notify the holders of the Special Limited Partnership Units prior to any unscheduled reduction or repayment (including by way of a refinancing) of any Partnership nonrecourse liabilities allocable to the holders of the Special Limited Partnership Units that occurs on or before the third anniversary of the Effective Date, which notice shall include a good faith estimate of the amount by which the amount of the Partnership’s liabilities that such holder of Special Limited Partnership Units may include in its tax basis pursuant to Section 1.752-3 of the Treasury Regulations shall be reduced as the result thereof, and shall further agree that, upon receipt of written notice from such holder of Special Limited Partnership Units, the Partnership shall use reasonable efforts to make provision for such holder of Special Limited Partnership Units to guaranty indebtedness of the Partnership so as to enable such holder of Special Limited Partnership Units to increase its “economic risk of loss”  (within the meaning of Section 1.752-2 of the Treasury Regulations) with respect to liabilities of the Partnership to the extent of such reduction but minimize the economic risk of such guarantee to such holder of Special Limited Partnership Units to the extent practicable (by, for example, guaranteeing the “bottom” portion of the Partnership’s debt; provided, that this covenant shall automatically expire on the third anniversary of the Effective Date).

(iii)                               The Special Limited Partnership Units shall, initially, represent an aggregate of 0.2% of the equity interests in the Partnership after the Effective Time.  After the RESI II Fund and its Affiliates have received the amount of their capital contributions (including without limitation amounts of cash used as merger consideration) back (for both limited partnership and general partnership units or interests), together with a minimum rate of return of 12% per annum, then the aggregate ownership percentage of the Special Limited Partnership Units shall increase to 1% of the equity interests in the Partnership; it being understood that if such return occurs as part of a distribution and there is any excess, the increase in ownership percentage shall be applied to any such excess;

(iv)                              There shall be no other economic, voting or other rights associated with the Special Limited Partnership Units except as set forth in this Exhibit B, or as otherwise agreed upon by the parties in an amended and restated Partnership Agreement, to be entered into prior to the Merger and in effect immediately after the Merger.  The Special Limited Partnership Units shall be subject to the same (or similar obligations) which may be reasonably imposed on other limited partners of the Partnership after the Merger (and as set forth in an amended and restated Partnership Agreement).

Schedule 4.01(c)

LOCAL LIMITED PARTNERSHIPS

Local Limited Partnership	State of Formation	Partnership Ownership Interest	General Partner

Brookside, LTD.	Alabama	99%	WFC Realty Co., Inc (1)

Crofton Village Associates Limited Partnership	Maryland	44%	Dolben Crofton LLC

First Investment Limited Partnership IX	New Mexico	90%	FILP-IX, Inc.

Honeywood Associates	Virginia	95%	Harry H. Hunt III

Sanford Landing Apartments, LTD.	Florida	99%	Southeastern Capital Corp.

Southwest Parkway, LTD	Texas	99%	WFC Realty Saugus (2)

Whisper Lake, Ltd.	Florida	99%	Southeastern Capital Corp.

(1)                                  Transfer of WFC Realty Co., Inc.’s interest in Brookside, LTD. is subject to a right of first refusal in favor of Coordinated Services of Valdosta LLC.

(2)                                  WFC Realty Saugus has contracted to transfer its interest in Southwest Parkway, LTD. to AIMCO Properties, L.P.

See Schedule 4.07 for a list of Real Properties held by the Local Limited Partnerships

Schedule 4.02

LIST OF PARTNERS

See Attached

[ATTACHMENT INTENTIONALLY EXCLUDED]

Schedule 4.07

REAL PROPERTIES; LIENS

Local Limited Partnership	Property Name	Property Location

Brookside, LTD.	Brookside	Sylacauga, AL

Crofton Village Limited Partnership	Crofton Village	Crofton, MD

First Investment Limited Partnership IX	Mountain Vista I Mountain Vista II Cibola Village	Albuquerque, NM Albuquerque, NM Albuquerque, NM

Honeywood Associates	Honeywood	Roanoke, VA

Sanford Landing Apartments, LTD.	Sanford Landings	Sanford, FL

Southwest Parkway, LTD	Parkway Villas	Wichita Fall, TX

Whisper Lake, Ltd.	Whisper Lake	Winter Park, FL

Liens

Those liens, encumbrances and other restrictions set forth in the financial statements for the Local Limited Partnerships and/or the Partnership for the year ended December 31, 2003, copies of which have been provided to the RESI II Fund and as may be of record with the applicable land records office for such Real Property

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